News Release Berry Petroleum Company 5201 Truxtun Avenue, Suite 300 Bakersfield, California 93309-0640 Phone (661) 616-3900 Internet www.bry.com
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM ANNOUNCES DISCOVERY AT LAKE CANYON, UTAH

Bakersfield, CA -January 13, 2006 - Berry Petroleum Company (NYSE:BRY) announced commercial drilling results from its shallow Lake Canyon Prospect in the Uinta Basin of Utah. The Nielsen Marsing and Taylor Herrick wells have tested production rates of 98 barrels of oil equivalent per day (BOE/D) and 163 BOE/D, respectively, from the same Green River formation that is productive immediately east in the Company’s Brundage Canyon field. Initial performance from these discovery wells suggests that expected reserves per well are on par with the Brundage Canyon field that is currently being developed on 40 acre spacing. Current production from the Taylor Herrick well is not at full capacity as additional facilities are in the process of being installed. Production from the Nielsen Marsing well is selectively limited to two of five completion intervals within the well and will be further optimized when natural gas facilities are completed.

The Lake Canyon prospect covers 171,000 gross acres with Berry owning 56.25% working interest in the shallow zones. Ute Energy L.L.C., an affiliated company of the Ute Indian Tribe, owns 25% and Bill Barrett Corporation owns the remaining 18.75%. The shallow zones are those above the Wasatch which is at approximately 6,500 feet.

Robert Heinemann, president and chief executive officer stated, “Our exploration efforts are proving successful, and demonstrate increased inventory in the Uinta Basin where we have the ability to leverage our existing operations and services. We have three drilling rigs under contract in the Uinta Basin to achieve our 2006 drilling activities at Brundage Canyon, Coyote Flats and Lake Canyon. We plan to drill four additional shallow Lake Canyon wells over the next several months to further delineate the prospect acreage as we construct a natural gas pipeline to service the area. We are initiating plans to accelerate the development of the Lake Canyon shallow zones in 2006.”

Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as “suggests,” “expected,”“plan(s),” and others indicate forward-looking statements and important factors which could affect actual results are discussed in Part II of Berry’s Form 10-K filed with the Securities and Exchange Commission, under the heading "Other Factors Affecting the Company's Business and Financial Results" in the section titled "Management’s Discussion and Analysis of Financial Condition and Results of Operations."

# # #